EXHIBIT 99.1
National Western Life Group, Inc. Announces 2017 First Quarter Earnings

Austin, Texas, May 9, 2017 ‑ Ross R. Moody, Chairman of the Board, President, and Chief Executive Officer of National Western Life Group, Inc. (Nasdaq: NWLI), announced today first quarter 2017 consolidated net earnings of $23.5 million, or $6.65 per diluted Class A common share, compared with consolidated net earnings of $17.3 million, or $4.88 per diluted Class A common share, for 2016. The Company's book value per share increased to $481.06 as of March 31, 2017 from $473.53 as of December 31, 2016.

The Company reported earnings from operations, excluding net realized gains and losses on investments, of $21.9 million for the quarter ended March 31, 2017, or $6.18 per diluted Class A common share, compared to $15.7 million, or $4.44 per diluted Class A common share in the same period for 2016. Mr. Moody commented on the earnings results saying, "Our business activity has shifted significantly to fixed-indexed annuity and universal life insurance products during this low interest rate environment. When equity markets perform positively year over year, as they did in the first quarter this year, our investment spread margins benefit."

Revenues increased to $224.4 million for the quarter ended March 31, 2017 from $148.9 million during the same period in 2016 primarily due to higher market valuations of index options the Company purchases to support its fixed-index policy obligations. Mr. Moody indicated, "We have been focusing on growing the domestic life insurance segment of our business and were pleased with our first quarter sales increasing 7% for this line of business. Domestic life sales consist almost entirely of equity-indexed universal life insurance products which involve the use of options and these sales incrementally add to our portfolio of index options." Mr. Moody added, "Annuity sales held up reasonably well in the first quarter despite the uncertainty caused by the Department of Labor fiduciary rule and its delayed implementation date. While we have made appropriate preparations, the annuity marketplace will be clarified with the ultimate form and timing of the rule."

National Western Life Group, Inc. is the parent organization of National Western Life Insurance Company (NWLIC). Founded in 1956, NWLIC is a stock life insurance company offering a broad portfolio of individual universal life, whole life and term insurance plans, as well as annuity products, which meet the financial needs of its customers in 49 states as well as residents of various international countries. NWLIC has 270 employees and approximately 28,300 contracted independent agents, brokers, and consultants. At March 31, 2017, the Company maintained consolidated total assets of $12.0 billion, stockholders' equity of $1.7 billion, and life insurance in force of $20.5 billion.

Caution Regarding Forward-Looking Statements:
This press release contains statements which are or may be viewed as forward-looking within the meaning of The Private Securities Litigation Reform Act of 2005. Forward-looking statements relate to future operations, strategies, financial results or other developments, and are subject to assumptions, risks, and uncertainties. Factors that may cause actual results to differ materially from those contemplated in these forward-looking statements can be found in the Company's Form 10-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement was made and the Company undertakes no obligation to update such forward-looking statements. There can be no assurance that other factors not currently anticipated by the Company will not materially and adversely affect our results of operations. Investors are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf.

National Western Life Group, Inc.
News Release - Page 2

Summary of Consolidated Operating Results (Unaudited)
(In thousands except per share data)

	Three Months Ended
	March 31,
	2017	2016
Revenues:
Revenues, excluding investment and index option gains (losses)	$160,627	159,462
Realized and unrealized gains (losses) on index options	61,206	(12,901)
Realized gains on investments	2,584	2,381
Total revenues	224,417	148,942

Earnings:
Earnings from operations	$21,858	15,712
Net realized gains on investments	1,680	1,547
Net earnings	23,538	17,259

Net earnings attributable to Class A shares	22,872	16,771

Basic Earnings Per Class A Share:
Earnings from operations	$6.18	4.44
Net realized gains on investments	0.48	0.44
Net earnings	6.66	4.88

Basic Weighted Average Class A Shares	3,436	3,436

Diluted Earnings Per Class A Share:
Earnings from operations	$6.18	4.44
Net realized gains on investments	0.47	0.44
Net earnings	6.65	4.88

Diluted Weighted Average Class A Shares	3,440	3,437

Investor Relations Contact:
Brian M. Pribyl - Senior Vice President, Chief Financial Officer and Treasurer
(512) 836-1010
bpribyl@nationalwesternlife.com
www.nwlgi.com